Exhibit 99.8

September 16, 2015

Dear valued Adept customers and partners:

This morning we announced that Adept entered a definitive agreement to be acquired by OMRON, a global leader in the field of automation based on its core sensing and control technology. We are excited about this transaction and for the future of Adept. The uniting of Adept’s intelligent robots and autonomous mobile solutions with OMRON’s strength in the marketplace is a great combination for our employees, customers, suppliers, partners, and stockholders. Adept and OMRON share a similar vision for the future of automation solutions. We believe that OMRON brings tremendous resources, a broad product and solutions portfolio, and a global sales and services reach with scale to accelerate the worldwide adoption of our automation solutions.

Adept will continue to develop our current software-based solutions that allow manufacturers to maximize productivity, safety, flexibility and product quality. As part of OMRON, we will also have access to greater financial and human resources, and be able to combine to create a broader product and solutions portfolio. We expect the transaction to close in late October 2015, subject to the satisfaction of customary conditions and regulatory approvals. Until the closing, we’ll continue to operate as independent companies. We want to assure you that we are dedicated to providing the same high quality products, service and support that you have come to expect from Adept. We intend to make this transition as smooth as possible and are taking great care to ensure that there is no adverse impact to your operations.

We want to thank everyone who has played a role in Adept’s success over the past 30 years. We appreciate your business and look forward to continuing to work with you in the future. Should you have any questions or concerns, please reach out to your local sales representative or contact me directly at rob.cain@adept.com

A press release regarding the transaction is also available on the website www.adept.com.

Sincerely,

Rob Cain

President and CEO

Forward-Looking Statements

Any statements made concerning the proposed transaction between the Company, Omron, Parent and Merger Sub, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company, Omron, Parent and their respective subsidiaries, conditions affecting the Company’s, Omron’s or Parent’s customers and suppliers, competitor responses to the Company’s, Omron’s or Parent’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the SEC.  Consequently, such forward-looking statements should be regarded as the Company’s and Parent’s current plans, estimates and beliefs.  Neither the Company nor Omron, Parent or Merger Sub assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.

Additional Information and Where to Find It

This report does not constitute an offer to sell or the solicitation of an offer to buy any securities.  The tender offer for the outstanding shares of the Company’s common stock described in this report has not commenced.  At the time the tender offer is commenced, Omron, Parent and Merger Sub will file or cause to be filed a Tender Offer Statement on Schedule TO with the SEC and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer.  The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer.  Those materials will be made available to the Company’s stockholders at no expense to them by the information agent to the tender offer, which will be announced.  In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.